UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

Asia Equity Exchange Group Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-192272	46-3366428
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Unit 1507, 15/F, Convention Plaza-Office Tower, 1 Harbour Road, Wanchai,

Hong Kong

(Address of Principal Executive Offices) (Zip Code)

+852 3188 2285

Registrant’s telephone number, including area code

(Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01: Other Events

On November 30, 2015, Asia Equity Exchange Group Inc. (the “Company”) executed a Sale and Purchase Agreement (the Agreement”) to acquire 100% of the shares and assets of ASIAN EQUITY EXCHANGE GROUP CO., LTD. “AEEGCL”, a company incorporated under the laws of Samoa. Pursuant to the Agreement, the Company agreed to issue one billion (1,000,000,000) restricted common shares of the Company to the owners of AEEGCL valued at US$500 million reflecting the agreed upon value of the assets of AEEGCL, which includes intellectual property.

Closing was to occur on or before January 31, 2016 (the “Closing”) and was contingent upon completion of a full valuation and audit of the shares and assets of AEEGCL. All shares issued pursuant to the Agreement are held in escrow and deemed to be in the full control of the Company until the Closing.

Due to unavoidable delays in collecting all the relevant documents the parties were unable to close the acquisition by January 31, 2016. The parties have agreed to extend the closing date until March 31, 2016. No penalties to either party have been assessed.

Asian Equity Exchange Group Co., Ltd. is a worldwide, intercontinental equity service platform designed to provide equity investment financing information to all enterprises in the countries and regions of Asia.

The company website is www.asiaotcmarkets.com

Item 9.01 Financial Statements and Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 29, 2016

ASIA EQUITY EXCHANGE GROUP INC.

/s/ Liu Jun
Liu Jun
President, Director